Exhibit 99.1

Wisconsin Power and Light Company

An Alliant Energy Company

Corporate Headquarters

4902 North Biltmore Lane

Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145

Investor Relations: Susan Gille (608) 458-3956

Wisconsin Power and Light Company Announces Pricing of Debt Offering

Debentures will be due in 2027

MADISON, Wisconsin – October 3, 2017 – Wisconsin Power and Light Company (WPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), yesterday announced the pricing of a public offering of $300,000,000 aggregate principal amount of debentures. The debentures have an interest rate of 3.05% and will be due on October 15, 2027.

WPL intends to apply the approximately $297.2 million in net proceeds, before expenses, from this offering to reduce commercial paper and for general corporate purposes.

The offering was marketed through a group of underwriters consisting of Goldman Sachs & Co. LLC., J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint book-running managers, and MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc. and The Williams Capital Group, L.P., as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement WPL filed with the Securities and Exchange Commission. Copies may be obtained from Goldman Sachs & Co. LLC by calling 1-866-471-2526, or from J.P. Morgan Securities LLC by calling 1-212-834-4533 (collect), or from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-294-1322. Electronic copies of these documents will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Wisconsin utility subsidiary, Wisconsin Power and Light Company (WPL), utilizes the trade name of Alliant Energy (NYSE:LNT). The Wisconsin utility is based in Madison, Wisconsin, and provides electric service to approximately 470,000 retail customers and natural gas service to approximately 190,000 retail customers across central and southern Wisconsin. The employees of Alliant Energy focus on delivering the energy and exceptional service their customers and communities expect–safely, efficiently, and responsibly. Alliant Energy is traded on the New York Stock Exchange under the symbol LNT and is a component of the S&P 500. For more information, visit alliantenergy.com.